EXHIBIT 15


Pancho's Mexican Buffet, Inc.:

We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim financial information of Pancho's Mexican Buffet, Inc. and subsidiaries for the three-months ended December 31, 1995 and 1994, as indicated in our report dated February 13, 1996. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, is incorporated by reference in Registration Statements No.
2-86238 and No. 33-60178 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






DELOITTE & TOUCHE LLP
Fort Worth, Texas
February 13, 1996